                                                                     EXHIBIT 2.1












                          AGREEMENT AND PLAN OF MERGER

                                 By and Between

                             LA PETITE ACADEMY, INC.
                            LPA ACQUISITION CO., INC.

                                       and

                               BRIGHT START, INC.












                               Dated June 30, 1999

                                TABLE OF CONTENTS

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ARTICLE 1 DEFINITIONS.............................................................................................1

ARTICLE 2 THE MERGER..............................................................................................5
         2.1      THE MERGER......................................................................................5
         2.2      EFFECTIVE TIME..................................................................................5
         2.3      CLOSING.........................................................................................5
         2.4      CERTIFICATE OF INCORPORATION....................................................................6
         2.5      THE BYLAWS......................................................................................6
         2.6      DIRECTORS.......................................................................................6
         2.7      OFFICERS........................................................................................6
         2.8      CONSIDERATION FOR THE MERGER; CONVERSION OR CANCELLATION OF
                  SHARES AND OPTIONS IN THE MERGER................................................................6
         2.9      PAYMENT.........................................................................................7
         2.11     DISSENTING SHARES...............................................................................7
         2.12     CLOSING STOCK TRANSFER BOOKS....................................................................8

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................................................8
         3.1      ORGANIZATION, QUALIFICATION, AND CORPORATE POWER................................................8
         3.2      CAPITALIZATION..................................................................................8
         3.3      NO LIENS ON SHARES..............................................................................9
         3.4      AUTHORIZATION OF TRANSACTION....................................................................9
         3.5      NONCONTRAVENTION................................................................................9
         3.6      BROKERS' FEES..................................................................................10
         3.7      FINANCIAL STATEMENTS...........................................................................10
         3.8      SUBSEQUENT EVENTS; CORPORATE TRANSACTIONS......................................................11
         3.9      UNDISCLOSED LIABILITIES........................................................................12
         3.10     LEGAL COMPLIANCE...............................................................................12
         3.11     TAX MATTERS....................................................................................13
         3.12     OTHER INTERESTS................................................................................14
         3.13     PROPERTIES.....................................................................................15
         3.14     LICENSES AND PERMITS...........................................................................16
         3.15     PATENTS; TRADEMARKS............................................................................16
         3.16     INSURANCE......................................................................................16
         3.17     EMPLOYEE BENEFITS..............................................................................17
         3.18     CONTRACTS......................................................................................19
         3.19     CLAIMS AND PROCEEDINGS.........................................................................19
         3.20     PERSONNEL......................................................................................20
         3.21     ACCOUNTS RECEIVABLE............................................................................20
         3.22     BANK ACCOUNTS..................................................................................20
         3.23     INTEREST IN COMPETITORS, SUPPLIERS, CUSTOMERS, ETC.............................................20
         3.24     INDEBTEDNESS TO AND FROM OFFICERS, DIRECTORS, SHAREHOLDERS,
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                                   (CONTINUED)
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                  AND EMPLOYEES..................................................................................20
         3.25     ENVIRONMENTAL MATTERS..........................................................................21
         3.26     AGENTS AND POWERS OF ATTORNEY..................................................................22
         3.27     YEAR 2000 COMPLIANCE...........................................................................22
         3.29     ILLEGAL OR UNAUTHORIZED PAYMENTS; POLITICAL CONTRIBUTIONS......................................22

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER................................................................23
         4.1      ORGANIZATION...................................................................................23
         4.2      AUTHORIZATION OF TRANSACTION...................................................................23
         4.3      NONCONTRAVENTION...............................................................................24

ARTICLE 5 PRE-CLOSING COVENANTS..................................................................................24
         5.1      GENERAL........................................................................................24
         5.2      NOTICES AND CONSENTS...........................................................................25
         5.3      REGULATORY MATTERS AND APPROVALS...............................................................25
         5.4      OPERATION OF BUSINESS..........................................................................25
         5.5      ACCESS TO INFORMATION..........................................................................26
         5.6      NOTICE OF DEVELOPMENTS.........................................................................27
         5.7      EXCLUSIVITY....................................................................................27
         5.8      RESTRICTIONS ON TRANSFER.......................................................................27

ARTICLE 6 POST-CLOSING COVENANTS.................................................................................28
         6.1      GENERAL........................................................................................28
         6.2      LITIGATION SUPPORT.............................................................................28
         6.3      SEVERANCE......................................................................................28

ARTICLE 7 CONDITIONS TO OBLIGATION TO CLOSE......................................................................28
         7.1      CONDITIONS TO OBLIGATION OF BUYER..............................................................28
         7.2      CONDITIONS TO OBLIGATION OF THE COMPANY........................................................32

ARTICLE 8 TERMINATION............................................................................................33
         8.1      TERMINATION OF AGREEMENT.......................................................................33
         8.2      EFFECT OF TERMINATION..........................................................................34

ARTICLE 9 MISCELLANEOUS..........................................................................................34
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                                TABLE OF CONTENTS
                                   (CONTINUED)
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         9.1      CONFIDENTIALITY................................................................................34
         9.2      NO THIRD-PARTY BENEFICIARIES...................................................................34
         9.3      ENTIRE AGREEMENT...............................................................................34
         9.4      SUCCESSION AND ASSIGNMENT......................................................................34
         9.5      COUNTERPARTS...................................................................................35
         9.6      HEADINGS.......................................................................................35
         9.7      NOTICES........................................................................................35
         9.8      GOVERNING LAW..................................................................................36
         9.9      AMENDMENTS AND WAIVERS.........................................................................36
         9.10     SEVERABILITY...................................................................................36
         9.11     CONSTRUCTION...................................................................................36
         9.12     INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES..............................................36
         9.13     SPECIFIC PERFORMANCE...........................................................................37
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
                        EXHIBITS AND DISCLOSURE SCHEDULES

EXHIBITS
--------

Exhibit A - List of Options and Holders
Exhibit B - Merger Consideration
Exhibit C - List of Shareholders and Shares Held
Exhibit D - Properties Under Construction
Exhibit E - Severance Payments
Exhibit F - Form of Non-Competition Agreements
Exhibit G - Consulting Agreements to be Canceled
Exhibit H - Canceled Contracts
Exhibit I - Waivers

DISCLOSURE SCHEDULES
--------------------

Disclosure Schedule 3.1   --     Foreign Qualification
Disclosure Schedule 3.2   --     Options and Stock Appreciation Rights
Disclosure Schedule 3.5   --     Noncontravention
Disclosure Schedule 3.7   --     Financial Statements
Disclosure Schedule 3.8   --     Material Adverse Change
Disclosure Schedule 3.9   --     Undisclosed Liabilities
Disclosure Schedule 3.10  --     Legal Compliance
Disclosure Schedule 3.11  --     Tax Matters
Disclosure Schedule 3.12  --     Subsidiaries
Disclosure Schedule 3.13  --     Real Property
Disclosure Schedule 3.14  --     Licenses and Permits
Disclosure Schedule 3.15  --     Patents and Trademarks
Disclosure Schedule 3.16  --     Insurance
Disclosure Schedule 3.17  --     Employee Benefits
Disclosure Schedule 3.18  --     Contracts
Disclosure Schedule 3.19  --     Claims and Proceedings
Disclosure Schedule 3.20  --     Personnel
Disclosure Schedule 3.21  --     Accounts Receivable
Disclosure Schedule 3.22  --     Bank Accounts
Disclosure Schedule 3.23  --     Interest in Competitors, Suppliers, Customers,
                                 etc.
Disclosure Schedule 3.24  --     Indebtedness to and from Officers, Directors,
                                 Shareholders, and Employees
Disclosure Schedule 3.25  --     Environmental Matters
Disclosure Schedule 3.26  --     Agents and Powers of Attorney
Disclosure Schedule 3.27  --     Year 2000 Compliance
Disclosure Schedule 3.30  --     Employment Agreements

                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is entered into as of June 30, 1999, by and between LA PETITE ACADEMY, INC., a Delaware corporation (the "BUYER") LPA ACQUISITION CO., INC., a Minnesota Corporation ("ACQUISITION CO.") and BRIGHT START, INC., a Minnesota corporation (the "COMPANY").


                                    RECITALS

         WHEREAS, the Board of Directors of Buyer has approved the acquisition of the equity interests of the Company pursuant to a merger of Acquisition Co., a wholly-owned subsidiary of Buyer formed for the purpose of this transaction, with and into the Company upon the terms and subject to the conditions set forth in this Agreement.

         WHEREAS, Buyer, Acquisition Co. and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger (as hereinafter defined in Section 2.1).

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, Buyer, Acquisition Co. and the Company hereby agree as follows:



                                    ARTICLE 1
                                   DEFINITIONS

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "AFFILIATED GROUP" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

         "AGREEMENT" means this Agreement and Plan of Merger.

         "CLOSING" has the meaning set forth in Section 2.3.

         "CLOSING DATE" has meaning set forth in Section 2.3.

         "CLOSING BALANCE SHEET" means the balance sheet of the Company prepared by the Company in good faith and consistent with the Company's Financial Statements (as defined below), and in accordance with GAAP consistently applied as of May 31, 1999.

         "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "COMMON STOCK" means the shares of the common stock, par value $.01, of the Company.

         "COMMON STOCK EQUIVALENT NUMBER" means the sum, as of the Closing Date, of the Common Stock and Options, whether vested or unvested, exercisable or unexercisable as of the Effective Date.

         "CONTROLLED GROUP OF CORPORATIONS" has the meaning set forth in Code
Section 1563.

         "DISCLOSURE SCHEDULES" has the meaning set forth in Article 3.

         "EFFECTIVE TIME" has the meaning set forth in Section 2.2.

         "ENVIRONMENTAL LAWS" means all applicable past, present and future statutes, regulations, rules, ordinances, codes, licenses, permits, plans, guidelines, authorizations, and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, and the states and political subdivisions thereof, and all principles of common law pertaining to Releases and threatened Releases or otherwise relating to the operation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substance. Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"); the Federal Insecticide, Fungicide and Rodenticide Act, as amended ("FIFRA"); the Resource Conservation and Recovery Act, as amended ("RCRA"); the Toxic Substances Control Act, as amended ("TSCA"); the Food, Drug, and Cosmetic Act ("FDA"), as amended; the Clean Air Act, as amended ("CAA"); the Federal Water Pollution Control Act, as amended ("FWPCA"); the Oil Pollution Act of 1990, as amended ("OPA"); the Fish and Wildlife Coordination Act, as amended ("FWCA"); the Endangered Species Act, as amended ("ESA"); the Wild and Scenic Rivers Act, as amended ("WSRA"); the Rivers and Harbors Act of 1899, as amended ("1899 Rivers Act"); the Water Resource Research Act of 1984, as amended ("WRAA"); the Occupational Safety and Health Act, as amended ("OSHA"); and the Safe Drinking Water Act, as amended ("SDWA"); and their state and local counterparts or equivalents, as amended from time to time.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "ERISA AFFILIATE" means each trade or business (whether or not incorporated) that together with the Party would be deemed to be a "single employer" within the meaning of Section 4001(b)(1) of ERISA or subsections (b),
(c), (m) or (o) of Section 414 of the Code.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "GOVERNMENTAL AUTHORITY" means the United States of America, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any court, tribunal, arbitrator or arbitral body.

         "HAZARDOUS SUBSTANCE" means (a) any "hazardous substance," as defined by CERCLA, (b) any "hazardous waste," as defined by RCRA, or (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance including, but not limited to, asbestos, buried contaminants, regulated chemicals, flammable explosives, radioactive materials, polychlorinated biphenyls, petroleum and petroleum products, within the meaning of any other applicable Law (as defined herein) of any applicable Governmental Authority relating to or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous waste, substance or material, all as amended or hereafter amended.

         "KNOWLEDGE" means actual knowledge without independent investigation, including the knowledge of a particular fact or matter, of any executive officer of the Company.

         "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on the Party's business, financial condition, customer or employee relations, operations or results of operations.

         "NET BALANCE SHEET ADJUSTMENT" has the meaning set forth in EXHIBIT B.

         "OPTION" means those options, pursuant to the Bright Start, Inc. 1992 Stock Option Plan and the Bright Start, Inc. 1994 Stock Option Plan of the Company, to purchase Common Stock, the number and persons granted such options as are listed on EXHIBIT A hereto.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "PARTY" means either the Buyer or the Company, as appropriate.

         "PARTIES" means, collectively, the Buyer and the Company.

         "PENSION PLAN" means an "employee pension benefit plan" (as defined in Section 3(2) of ERISA).

         "PERSON" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency or political subdivision thereof).

         "PROPERTY" means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

         "RELEASE" means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposing or release of Hazardous Substance.

         "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialman's, and similar liens, securing payment of sums not yet due and payable (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "TAX RETURN" means any federal, state, local, or foreign return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "TREASURY REGULATION" or "TREAS. REG." means the proposed, temporary, and final regulations promulgated under the Code.

         "WELFARE PLAN" means an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA).

         "YEAR 2000 COMPLIANT" means, with respect to any computer software, that such software provides uninterrupted millennium functionality in that such software will record, store, process and present calendar dates falling on or after January 1, 2000, in the same manner and with the same functionality as such software records, stores, processes, and presents calendar dates falling on or before December 31, 1999.

                                    ARTICLE 2
                                   THE MERGER

         2.1 THE MERGER. Acquisition Co. has been formed in accordance with the relevant provisions of the Minnesota Business Corporation Act (the "MBCA") for the purposes of this transaction. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Company and Acquisition Co. shall consummate a merger (the "Merger") in which (a) Acquisition Co. shall be merged with and into the Company and the separate existence of Acquisition Co. shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Minnesota, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall be consummated in accordance with and shall have the effects set forth in the MBCA.

         2.2 EFFECTIVE TIME. Buyer, Acquisition Co. and the Company will cause Articles of Merger (the "Articles of Merger") to be executed and filed on the date of the Closing with the Secretary of State of the State of Minnesota in the manner provided in the MBCA. The Merger shall become effective on the date on which the Articles of Merger have been duly filed with the Secretary of State of the State of Minnesota which such time is hereinafter referred to as the "Effective Time" and such date is hereinafter referred to as the "Effective Date."

         2.3 CLOSING. The closing of the Merger (the "Closing") shall take place via facsimile and mail on the first business day following the date on which the last of the conditions set forth in Article VII hereof shall be fulfilled or waived in accordance with this Agreement or (b) at such other time and date as Buyer and the Company may agree. It is anticipated that the Closing will occur on June 30,1999. The date and time of such Closing are referred to herein as the "Closing Date."

         2.4 CERTIFICATE OF INCORPORATION. At the Effective Time and in accordance with the MBCA, the Certificate of Incorporation of the Company shall become the Certificate of Incorporation of the Surviving Corporation.

         2.5 THE BYLAWS. At the Effective Time and without any further action on the part of the Company, Buyer, Acquisition Co. or the Surviving Corporation, the Bylaws of the Company shall become the Bylaws of the Surviving Corporation.

         2.6 DIRECTORS. The directors of Acquisition Co. at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws, or as otherwise provided by law.

         2.7 OFFICERS. The officers of Acquisition Co. at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws, or as otherwise provided by law.

         2.8 CONSIDERATION FOR THE MERGER; CONVERSION OR CANCELLATION OF SHARES AND OPTIONS IN THE MERGER. The manner of converting or canceling the shares and Options of the Company and Acquisition Co. in the Merger shall be as set forth below. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

             a. Each share, if any, of the capital stock of the Company which is owned by the Company as a treasury share shall be canceled and retired without any payment therefor.

             b. Each share of the Company's Common Stock (other than the Dissenting Shares) issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive from the Surviving Corporation on the Closing Date, subject to Section 2.11 hereof, an amount in cash (the "Per Share Merger Consideration") equal to the quotient obtained by dividing (i) the Merger Consideration (as defined on EXHIBIT B hereto) by (ii) the Common Stock Equivalent Number. The Per Share Merger Consideration shall be paid as provided in Section 2.9 hereto.

             c. Each Option issued and outstanding immediately prior to the

Effective Time, whether vested or unvested, exercisable or unexercisable, shall be converted into the right to receive from the Surviving Corporation on the Closing Date, subject to Section 2.11 hereof, an amount in cash (the "Per Option Merger Consideration") equal to the difference between (x) the product of (A) the quotient obtained by dividing (1) the Merger Consideration by (2) the Common Stock Equivalent Number, multiplied by (B) the number of shares of Common Stock for which such Option was exercisable immediately prior to the Effective Time and (y) the aggregate unpaid exercise price of such Option. The Per Option Merger Consideration shall be paid as provided in Section 2.9 hereto.

             d. At the Effective Time, each share of common stock of Acquisition Co. issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition Co., be converted into one share of common stock of the Surviving Corporation.

             e. At the Effective Time, all rights in respect of outstanding shares of any of the Common Stock shall cease to exist, other than the right to receive cash as described above.

         2.9 PAYMENT. The Per Share Merger Consideration and Per Option Merger Consideration cash payments to be made under this Agreement shall be made on the Closing Date to all Company shareholders and Option holders by wire transfer or by check in accordance with written instructions furnished to the Buyer by the Person entitled thereto.

         2.10 SURRENDER OF CERTIFICATES. At the Effective Time, each Person who is a holder of Common Stock or Options shall be vested with the right to receive from the Surviving Corporation the amounts set forth in Section 2.8 above, in exchange for the surrender by such Person of all certificates held of record by such Person, or such Person's legal successor, heir or administrator, prior to the Effective Time representing outstanding shares of Common Stock or Options, as applicable (the "OLD CERTIFICATES"), accompanied by such other documents of transfer as the Surviving Corporation reasonably may require, or an executed affidavit of lost certificate and indemnity agreement in form and substance reasonably acceptable to Buyer. Following surrender, each Old Certificate shall be retired.

         2.11 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Common Stock which immediately prior to the Effective Time are held by stockholders who have properly exercised and perfected appraisal rights under Sections 302A.471 and 302A.473 of the MBCA (the "Dissenting Shares") shall not be converted into the right to receive a portion of the Per Share Merger Consideration as provided in Section 2.8 hereof, but the holders of Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 302A.471 and 302A.473 of the MBCA, provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose his right to appraisal and payment under the MBCA, such holder's shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive his portion of the Per Share Merger Consideration, without any interest thereon, as provided in Section 2.8 and such shares shall no longer be Dissenting Shares.

         2.12 CLOSING STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Common Stock shall thereafter be made.


                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Buyer and Acquisition Co. that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3). The disclosure schedule (the "DISCLOSURE SCHEDULE") contemplated by this Article 3 will be arranged to correspond to the numbered and lettered sections contained in this Article 3 and will be delivered concurrently with the execution of this Agreement. Except where the context otherwise requires, all references to "the Company" in this
Article 3 are deemed to include the Company and its subsidiary entities, if any.

         3.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Minnesota. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the failure to so qualify would not have a Material Adverse Effect on the Company or its operations. All such jurisdictions are listed in Disclosure Schedule 3.1. The Company has the requisite corporate power and authority necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to Buyer correct and complete copies of the articles of incorporation and bylaws of the Company (as amended to date). The minute books (containing the records of meetings of the shareholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are correct and complete. The Company is not in default under or in violation of any provision of its articles of incorporation or bylaws.

         3.2 CAPITALIZATION. The authorized capital stock of the Company consists of

14,480,937 shares of Common Stock, of which 3,389,821 shares of Common Stock are issued and outstanding in such amounts and to such persons as listed in EXHIBIT C and no shares of Common Stock are held in treasury, and 519,063 shares of the Company Series C Convertible Preferred Stock, of which no shares are issued and outstanding (the "Preferred Shares"). The aggregate number of Options to purchase Common Stock of the Company is 260,709, and no further Options will be granted by the Company. All of the issued and outstanding Common Stock have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Shareholders free and clear of preemptive or similar rights. Except as set forth in Disclosure Schedule 3.2 hereto, there are no other outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. Except as set forth in Disclosure Schedule
3.2 hereto, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

         3.3 NO LIENS ON SHARES. To the Company's Knowledge, the shareholders own the Common Stock free and clear of any liens, restrictions, security interests, claims, rights of another, or encumbrances other than the rights and obligations arising under this Agreement, and none of the Common Stock is subject to any outstanding option, warrant, call, or similar right of any other person to acquire the same, and none of the Common Stock is subject to any restriction on transfer thereof except for restrictions imposed by the articles of incorporation or bylaws of the Company, or by applicable federal and state securities laws. To the Company's Knowledge, the shareholders have full power and authority to convey good and marketable title to the Common Stock, free and clear of any mortgages, liens, restrictions, security interests, claims, rights of another or encumbrances.

         3.4 AUTHORIZATION OF TRANSACTION. The Company has full corporate power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action of the Company, excluding approval of the shareholders of the Company, which the Company will obtain prior to Closing, and do not require for such validity any other authorization, consent, approval, exemption or other action. This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms and conditions, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         3.5 NONCONTRAVENTION. Except as set forth in Disclosure Schedule 3.5 hereto, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by the Company, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Company is subject or any provision of the articles of incorporation or bylaws of the Company or (b) except for such matters as would not reasonably be expected to have a Material Adverse Effect, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, concession, joint venture agreement, partnership agreement, association, contract or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Except, as set forth in Disclosure Schedule 3.5, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, qualification, order or approval of any Governmental Authority in connection with the Company's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         3.6 BROKERS' FEES. The Company does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         3.7 FINANCIAL STATEMENTS. Attached hereto as Disclosure Schedule 3.7 are the following financial statements:

             a. unaudited balance sheets of the Company, dated as of April 30, 1999 and May 31, 1999, and audited balance sheets of the Company dated as of August 31, 1998 (together, the "BALANCE SHEETS");

             b. unaudited statements of earnings and cash flow for the twelve month periods ending April 30, 1999 and May 31, 1999 and audited statements of earnings and cash flow for the twelve-month period ending August 31, 1998 (together, the "INCOME AND CASH FLOW STATEMENTS").

          Together, the Balance Sheets and the Income and Cash Flow Statements and the notes thereto shall be referred to herein as the "FINANCIAL STATEMENTS." The Financial Statements have been prepared from the books and records of the Company (which are themselves complete and accurate in all material respects) in accordance with GAAP consistently applied, and maintained throughout the periods indicated, and fairly present the financial condition of the Company as at their respective dates and the results of operations for the periods covered thereby. The audits of balance sheets and audits of income and cash flow statements have been prepared by the certified public accounting firm of Ernst & Young. The unaudited balance sheets and unaudited income and cash flow statements have been prepared on a basis consistent with the audited balance sheets and audited income and cash flow statements, respectively.

         3.8      SUBSEQUENT EVENTS; CORPORATE TRANSACTIONS.

             a. Except as set forth in Disclosure Schedule 3.8, since August 31, 1998, there has not been any change in the business, financial condition, prospects, customer or employee relations, operations or results of operations of the Company which would cause a Material Adverse Effect.

             b. Without limitation of the foregoing, since August 31, 1998, and except as set forth in Disclosure Schedule 3.8:

                (i) The Company has not sold, leased, transferred, or assigned any assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business.

                (ii) Except for this Agreement, the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business or that is otherwise material to the Company.

                (iii) The Company has not accelerated, terminated or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $5,000 to which the Company is a party or by which it is bound or that is otherwise material to Company.

                (iv) The Company has not imposed any Security Interest upon any of its assets, tangible or intangible.

                (v) The Company has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business.

                (vi) The Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business.

                (vii) The Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $5,000 in the aggregate.

                (viii) The Company has not merged with any other company, consolidated or sold or consented to the sale of any of the material assets of the Company or acquired any material assets outside the Ordinary Course of Business.

                (ix) there has been no change made or authorized in the articles of incorporation or bylaws of the Company.

                (x) The Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock.

                (xi) The Company has not increased the compensation or benefits payable to employees other than increases in the Ordinary Course of Business.

                (xii) The Company has not made any change in its billing for registration fees, accounting, collection or payment practices.

                (xiii) The Company has not committed or agreed to do any of the foregoing.

         3.9 UNDISCLOSED LIABILITIES. The Company does not have any Liabilities in the aggregate over $5,000 except for (a) Liabilities reflected in the Company Financial Statements (including any notes thereto), (b) Liabilities which have arisen after August 31, 1998 in the Ordinary Course of Business and (c) Liabilities set forth in Disclosure Schedule 3.9.

         3.10 LEGAL COMPLIANCE. (i) The Company is in compliance with the provisions of all federal, state, county and local laws, rules, regulations, ordinances, orders, judgments and decrees (taking into account "grandfather" provisions) (collectively, "LAWS") applicable to it and to its business, Real Property (as defined in Section 3.13) or operations, (ii) all Authorizations (as defined in Section 3.14) of the Company are in full force and effect, and (iii) except as set forth on Disclosure Schedule 3.14, since June 30, 1996, the Company has not been issued or received any citations, notices or orders of non-compliance under any Law or related to any Authorization within the five-year period immediately preceding the Closing Date. Neither the ownership nor use of the Company's properties nor the conduct of its business conflicts with the rights of any other Person, violates or, with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its articles of incorporation or bylaws, as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which the Company is a party or by which it may be bound or affected. To the Company's Knowledge, the Company is not aware of any proposed

Law, Authorization, governmental taking, condemnation or other proceeding which would be applicable to the Company's business, operations or properties either before or after the Closing Date.

         3.11  TAX MATTERS.

               a. Except as disclosed on Disclosure Schedule 3.11, the Company has filed all Tax Returns that it was required to file. To the Company's Knowledge all such Tax Returns were correct and complete. All Taxes owed by the Company shown on any Tax Return have been paid in a timely fashion. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. The Company has not received written notice from an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

               b. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder, or other third party.

               c. To the Company's Knowledge the Company does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which Company has Knowledge. Disclosure Schedule 3.11 lists all Tax Returns filed with respect to the Company for taxable periods ended on or after August 31, 1995 and indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since.

               d. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

               e. No consent under Code Section 341(f) concerning collapsible corporations has been filed for the Company.

               f. The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

               g. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

               h. The Company is not a party to any Tax allocation or sharing agreement.

               i. The Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (ii) does not have any Liability for the Taxes of any Person (other than the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

               j. The unpaid Taxes of the Company (i) did not, as of May 31, 1999, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns.

               k. No items of income attributable to transactions occurring on or before the close of the last preceding taxable year of the Company will be required to be included in taxable income by the Company in a subsequent taxable year by reason of the Company reporting income on the installment sales method of accounting, the cash method of accounting, the completed contract method of accounting or the percentage of completion-capitalized cost method of accounting.

               l. The transactions contemplated herein are not subject to the tax withholding provisions of subchapter A of Chapter 3 of the Code or of any other provision of law.

               m. None of the assets of the Company have been treated as "tax exempt use property" within the meaning of Section 168(h) of the Code.

         3.12 OTHER INTERESTS. Except as set forth on Disclosure Schedule 3.12, the Company does not directly or indirectly have any subsidiaries or any direct or indirect ownership interests in any Person.

         3.13  PROPERTIES.

               a. The Company owns no real property. Attached hereto as Disclosure Schedule 3.13 is a list containing a description of all of the Company's leasehold interests in real property used or occupied by it in the conduct of the business (the "LEASES"). Except as expressly set forth on Disclosure Schedule 3.13, such Leases are free and clear of liens, security interests, claims, rights of another, and encumbrances and is not subject to any rights of way, building use restrictions, exceptions, variances or limitations which interfere with the use of such property in the conduct of the business. All Leases are in full force and effect, the Company holds a valid and existing leasehold interest under each of the Leases for the terms set forth in the Lease. The Company has delivered to Buyer complete and accurate copies of all materials the Company has concerning such Leases. The Company has not received written notice of any default under any Lease and the Company is not in default under any of the Leases. No person has the right to terminate or accelerate performance under or otherwise modify (including upon the giving notice or the passage of time) any of such Leases, except in accordance with the provisions thereof. The real properties subject to the Leases are in good operating condition and repair, normal wear and tear excepted, and are free from any defects of a material nature. To the Company's Knowledge, there are no existing structural defects in any of the properties subject to the Leases the presence of which would have a Material Adverse Effect on the Company's operations at that site. The plumbing, mechanical, heating, ventilation, air conditioning, electric wiring and water and sewage systems are in good working order. The operation of the real property subject to the Leases in the manner in which it is now and has been operated does not violate any zoning ordinances, municipal regulations, or other rules, regulations, or laws (taking into account "grandfather"provisions). Except as set forth on Disclosure Schedule 3.13, no covenants, easements, rights-of-way, or regulations of record impair the uses of the respective properties of the Company for the purposes for which they are now operated in the operation of the business. Except as otherwise set forth on Disclosure Schedule 3.13, the Company has not received any notices, demands, or other directives from any governmental bodies with jurisdiction over the real property subject to the Leases asserting that any current or past use of or condition on or about the real property subject to the Leases, or any part thereof, may violate any federal, state, or local laws, rules, or regulations (including without limitation, Environmental Law, as defined in Article 1) or any notice stating that any part of the real property subject to the Leases may be subject to condemnation or similar proceedings. The Company is not a "foreign person" as that term is defined in Section 1455 of the Internal Revenue Code of 1954, as amended, and applicable regulations.

               b. Set forth in Disclosure Schedule Section 3.13 is a complete list of

(a) each vehicle owned or leased by the Company and (b) each asset of the Company with a net book value or fair market value greater than $5,000. The Company has good and marketable title to, or a valid leasehold interest in, all of its assets, including without limitation, the assets listed in Disclosure Schedule Section 3.13, the assets reflected on the Closing Balance Sheet and all assets used by the Company in the conduct of its business (except for assets held under leases or licenses disclosed pursuant to Section 3.18), subject to no Security Interests, except for (a) Security Interests for current taxes not yet due; (b) minor imperfections of title and encumbrances that do not materially detract from or materially interfere with the present use or value of such assets; and (c) Security Interests disclosed in Disclosure Schedule Section 3.18.

         3.14 LICENSES AND PERMITS. Attached hereto as Disclosure Schedule 3.14 is a list of all federal, state, county, and local governmental licenses, certificates, registrations, authorizations and permits, including without limitation all necessary state, county and municipal child care operating licenses and permits (collectively, "AUTHORIZATIONS") held or applied for by the Company. The Company has complied with the terms and conditions of all such Authorizations, all of such Authorizations are in full force and effect and, except as set forth in Disclosure Schedule 3.14, since June 30, 1996, no violation of any such Authorization or the laws or rules governing the issuance or continued validity thereof has occurred. To the Company's Knowledge, no additional Authorization is required from any federal, state, county, or local government agency or body thereof in connection with the conduct of the business of the Company as currently conducted.

         3.15 PATENTS; TRADEMARKS. Attached hereto as Disclosure Schedule 3.15 is a list and brief description of all patents, patent rights, trademarks, trade names, copyrights, service marks, trade secrets or applications therefor and other proprietary intellectual property rights and computer programs, software and data owned or used by or registered in the name of the Company or in which Company has any rights, licenses, or immunities (collectively, the "INTELLECTUAL PROPERTY"). The Company has furnished Buyer with copies of all license agreements to which the Company is a party, either as licensor or licensee, with respect to any Intellectual Property. Except as described on Disclosure Schedule
3.15 hereto, the Company has good and marketable title to or the right to use all such Intellectual Property for the conduct of the business as presently conducted or operated without the payment of any royalty or similar payment, the Company is not infringing on any patent right, trade name, copyright or trademark right of others, the Company is not aware of any infringement by others of any such rights owned by the Company. The Company has not granted any licenses, releases, security interests or other rights in or relating to the Intellectual Property.

         3.16 INSURANCE. Attached hereto as Disclosure Schedule 3.16 is a list of all policies of fire, casualty, liability, property or other forms of insurance and all fidelity bonds held by or applicable to the Company, which Schedule sets forth in respect of each such policy the policy name, policy number, carrier, term, type of coverage, deductible amount of self-insured retention amount, limits of coverage and annual premium. To the Company's Knowledge, no event relating to the Company has occurred which will result in a retroactive upward adjustment of premiums under any such insurance policies, or which is likely to result in any prospective upward adjustment in such premiums. To the Company's Knowledge, the Company does not have any Liability for which any claim may be made against the Company's property, casualty or liability insurance and no event or circumstance has occurred or arisen that is likely to result in such a claim.

         3.17  EMPLOYEE BENEFITS.

               a. Disclosure Schedule 3.17 contains a list and brief description of each Pension Plan, Welfare Plan and each other written plan, arrangement or policy relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits (other than the employment agreements listed on Disclosure Schedule 3.18), in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or any Company ERISA Affiliate (each, together with the Company, a "COMMONLY CONTROLLED ENTITY") for the benefit of any present or former officers, employees, agents, directors or independent contractors of the Company (all the foregoing being herein called "BENEFIT PLANS"). The Company has delivered to Buyer true, complete and correct copies of (1) each Benefit Plan, (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required by applicable law), (3) the most recent summary plan description (or similar document) for each Benefit Plan for which such a summary plan description is required by applicable law or was otherwise provided to plan participants or beneficiaries and (4) each trust agreement and insurance or annuity contract relating to any Benefit Plan. Each such Form 5500 and each such summary plan description (or similar document) was and is as of the date hereof true, complete and correct in all material respects.

               b. Each Benefit Plan has been administered in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA and the Code. There are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan.

               c. None of the Benefit Plans (i) constitutes a "multiemployer plan," as defined in Section 3(37) of ERISA or (ii) has been or is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

               d. All contributions to, and benefit payments from, the Benefit Plans required to be made in accordance with the terms of the Benefit Plans have been timely made. All such contributions to, and payments from, the Benefit Plans, except those payments to be made from any trust qualified under Section 501(c) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made, will be properly accrued and reflected in the Financial Statements.

               e. The Company has no Benefit Plan that is a Pension Plan that is intended to be a tax-qualified plan nor has been the subject of a determination letter from the Internal Revenue Service to the effect that such Company Pension Plan is qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code.

               f. No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan; (2) no "prohibited transaction" has occurred that could subject the Company, any of its employees or a trustee, administrator or other fiduciary of any trust created under any Benefit Plan to the tax or sanctions on prohibited transactions imposed by Section 4975 of the Code or Title I of ERISA; and (3) neither the Company nor any trustee, administrator or other fiduciary of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or has failed to act so as to, subject the Company or any trustee, administrator or other fiduciary to liability for breach of fiduciary duty under ERISA.

               g. The list of Welfare Plans in Disclosure Schedule 3.17 discloses whether each Welfare Plan is (i) unfunded, (ii) funded through a "welfare benefit fund," as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured. Each such Welfare Plan may be amended or terminated as of the Closing Date. The Company complies in all material respects with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code.

               h. No compensation payable by the Company to any of its employees, officers or directors under any existing contract, Benefit Plan or other employment arrangement or understanding (including by reason of the transactions contemplated hereby) will be subject to disallowance under Section 162(m) of the Code.

               i. Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treas. Reg. Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(l) of the Code).

               j. Except as disclosed on Disclosure Schedule 3.17, with respect to any Employee, the Company has no obligation to contribute to (or any other liability with respect to) any funded or unfunded Welfare Plan, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retirees or current, future or former Employees (including their dependents and spouses) except for limited continued medical benefit coverage for former Employees, their spouses and their other dependents as required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Company is in compliance in all material respects with the continued medical and other welfare benefit coverage requirements of COBRA and all other applicable laws. The Closing Balance Sheet reflects all accrued vacation and other benefits for the Company's employees as of the date thereof.

         3.18 CONTRACTS. Disclosure Schedule 3.18 contains a list of all written or oral contracts, commitments, leases, and other agreements (including, without limitation, promissory notes, loan agreements, and other evidences of indebtedness, guarantees, agreements with distributors, suppliers, dealers, franchisors and customers, and service agreements) to which the Company is a party or by which the Company or its properties are bound pursuant to which the obligations thereunder of either party thereto are, or are contemplated as being, $5,000 or more per year (collectively, the "CONTRACTS"). The Company has delivered to Buyer a correct and complete copy of each written agreement listed in Disclosure Schedule 3.18 (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Disclosure
Schedule 3.18. With respect to each such agreement:

               a. the agreement is legal, valid, binding, enforceable, and in full force and effect;

               b. the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

               c. to the Company's Knowledge, no party is in breach or default, and no event has occurred which, with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and

               d. no party has repudiated any provision of the agreement.

         3.19  CLAIMS AND PROCEEDINGS. Except as set forth in Disclosure
Schedule 3.19, there are no actions, suits, legal or administrative proceedings or investigations pending or, to the Company's Knowledge threatened, against or relating (i) to the Company, or (ii) related to the business of the Company or the ownership of the Company, its shareholders, officers, directors or employees, or its properties, assets or business or the transactions contemplated by this Agreement, the Company does not know of, nor has any reason to be aware of, any basis for the same.

         3.20 PERSONNEL. Attached hereto as Disclosure Schedule 3.20 is a list of the names and annual rates of compensation of the directors and executive officers of the Company, and of the employees of the Company whose annual rates of compensation during fiscal year 1999 (including base salary, bonus, commission and incentive pay) exceed or by December 31, 1999 are reasonably expected to exceed $25,000. To the Company's Knowledge, the employee relations of the Company are good and there is no pending or threatened labor dispute or union organization campaign. None of the employees of the Company are represented by any labor union or organization. The Company is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and has not engaged in any unfair labor practices.

         3.21 ACCOUNTS RECEIVABLE. All of the accounts receivable and prepaid expenses that have been recorded on the books of Company are bona fide and represent amounts validly due for services rendered or expenses pre-paid. Except as disclosed on Disclosure Schedule 3.21 hereto (a) all of such accounts receivable are owned by the Company free and clear of any security interest, lien, encumbrance, or other charge; (b) none of such accounts receivable is subject to any offsets or to the Company's Knowledge claims of offset; and (c) none of the obligors of such accounts receivable has given notice that it will or may refuse to pay the full amount or any portion thereof. Except for the Company's allowance for bad debts set forth in its Closing Balance Sheet, which will be established in accordance with GAAP consistent with past practice, all of such accounts receivable will be collectible within a reasonable time after the Closing Date.

         3.22 BANK ACCOUNTS. Attached hereto as Disclosure Schedule 3.22 is a list of all banks or other financial institutions with which the Company has an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

         3.23 INTEREST IN COMPETITORS, SUPPLIERS, CUSTOMERS, ETC. Except as disclosed in Disclosure Schedule 3.23 hereto, no officer or director of the Company or any affiliate of any such officer or director has any ownership interest in any competitor, supplier, or customer of the Company (other than ownership of securities of a publicly-held corporation of which such person owns, or has real or contingent rights to own, less than one percent of any class of outstanding securities) or any property used in the operation of the business of the Company.

         3.24 INDEBTEDNESS TO AND FROM OFFICERS, DIRECTORS, SHAREHOLDERS, AND EMPLOYEES. Attached hereto as Disclosure Schedule 3.24 is a list and brief description of the payment terms of all indebtedness of the Company to officers, directors, shareholders, and employees of the Company (including draws against commissions) and all indebtedness of officers, directors, shareholders, and employees of the Company to the Company, excluding indebtedness for travel advances or similar advances for expenses incurred on behalf of and in the Ordinary Course of the Business of the Company and consistent with its past practices. All of such indebtedness is collectible in the Ordinary Course of Business. Any indebtedness of the Company to officers, directors, shareholders, former shareholders and employees of the Company shall be paid in full prior to the Closing Date.

         3.25  ENVIRONMENTAL MATTERS.

               a. Except as set forth as Disclosure Schedule 3.25, to the Company's Knowledge no real property subject to the Leases nor the operations conducted thereon violate any Environmental Laws, nor are there any conditions existing on any such real property or resulting from operations conducted thereon that may give rise to any on-site or off-site remedial obligations under any Environmental Law.

               b. To the Company's Knowledge, no real property subject to the Leases nor the operations currently conducted thereon or by any prior owner of real property or operation, are subject to any existing, pending or threatened, action, suit, investigation, inquiry or proceeding relating to human health or environmental quality or any Environmental Laws by or before any court or other Governmental Authority.

               c. All notices and Authorizations, if any, required to be obtained or filed in connection with the operations of the Company, including without limitation past or present treatment, storage, disposal or release of a Hazardous Substance or solid waste into the environment, have been duly obtained or filed, and the Company is in compliance with the terms and conditions of all such notices and Authorizations.

               d. Since the inception of RCRA or any other Environmental Laws having similar requirements, all Hazardous Substances or solid waste generated by the Company have been transported only by carriers maintaining valid permits under RCRA and any other Environmental Laws and treated and disposed of only at treatment, storage and disposal facilities maintaining valid permits under RCRA and any other Environmental Laws, which carriers and facilities have been and are operating in compliance with such permits and are not the subject of any existing, pending, or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.

               e. Except as set forth as Disclosure Schedule 3.25, to the Company's Knowledge, the Company has not nor has any other Person filed any notice under any Environmental Laws indicating that the Company is responsible for the release into the environment, or the improper storage, of any hazardous or toxic waste, substance or constituent or that any such waste, substance or constituent has been released, or is improperly stored, upon any real property leased by the Company.

               f. The Company has taken all reasonable steps necessary to determine and has determined that no Hazardous Substances or solid waste have been disposed of or otherwise released and there has been no threatened release of any Hazardous Substances as a result of the Company's operation within any real property subject to the Leases.

               g. The Company does not otherwise have any known contingent liability in connection with any release of any Hazardous Substance or solid waste into the environment, or the improper storage of any such Hazardous Substance or waste.

         3.26  AGENTS AND POWERS OF ATTORNEY. Except as set forth on Disclosure
Schedule 3.26 hereto, the Company has not designated or appointed any person or other entity to act for it or on its behalf pursuant to any power of attorney or agency which is presently in effect.

         3.27 YEAR 2000 COMPLIANCE. The Company has delivered to Buyer all compliance certificates, notifications and other communications from vendors of each system, comprising of software, hardware, databases, or embedded control systems (microprocessor controlled, robotic or other device) (collectively, a "SYSTEM"), that constitutes any part of, or is used in connection with the use, operation or enjoyment of any material tangible or intangible asset of the Company at its academy locations or regional offices regarding its status as Year 2000 Compliant. Except as set forth on Disclosure Schedule 3.27, the Company has no reason to believe that the Company may incur material disruption to its operations or incur material expenses arising from or relating to the failure of any of its Systems as a result of not being Year 2000 Compliant.

         3.28 INFORMATION FURNISHED. No representation or warranty made by the Company in this Agreement, and no exhibit, certificate, schedule, document, list or instrument prepared, made or delivered, or to be prepared, made or delivered, by or on behalf of the Company pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         3.29 ILLEGAL OR UNAUTHORIZED PAYMENTS; POLITICAL CONTRIBUTIONS. Neither the Company nor any of its officers, directors, employees, agents or other representatives on behalf of and which as been authorized by the Company or, to the Knowledge of the Company, any other business entity or enterprise with which the Company is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office, except for personal political contributions not involving the direct or indirect use of funds of Company. Company has not violated any federal or state antitrust statutes, rules or regulations, including without limitation those relating to unfair competition, price fixing or collusion.

         3.30 EMPLOYMENT AGREEMENTS. Except as set forth on Disclosure Schedule 3.30, there exist no employment, consulting, non-competition, severance, bonus or indemnification agreements or understandings between the Company and any current or former director or officer of the Company or other employee or agent. Disclosure Schedule 3.30 sets forth a true, correct and complete list of all amounts payable or that will become payable to each present or former director, officer, consultant or employee of the Company pursuant to any agreement or understanding set forth on Disclosure Schedule 3.30 as a result of the execution and delivery of this Agreement and/or the consummation of the transactions contemplated hereby, which schedule shall separately identify the person to whom such amount is or will become payable.

                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer, for itself and on behalf of Acquisition Co., represents and warrants to the Company that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4).

         4.1 ORGANIZATION. Buyer corporation duly organized, validly existing and in good standing under the laws of Delaware. Acquisition Co. is a corporation duly organized, validly existing and in good standing under the laws of Minnesota. Buyer and Acquisition Co. are duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the failure to so qualify would not have a Material Adverse Effect on either Buyer or Acquisition Co. or their respective operations.

         4.2 AUTHORIZATION OF TRANSACTION. Each of Buyer and Acquisition Co. has full corporate power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by each of Buyer and Acquisition Co. has been duly and validly authorized by all requisite corporate action, including approval of the shareholder of Acquisition Co., and do not require for their validity any other authorization, consent, approval, exemption or other action. This Agreement has been duly and validly executed and delivered by Buyer and Acquisition Co. and constitutes the valid and legally binding obligation of Buyer and Acquisition Co. enforceable against them in accordance with its terms and conditions, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         4.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Buyer or Acquisition Co. are subject or any provision of the certificate of incorporation or articles of incorporation or bylaws of Buyer or Acquisition Co. or (b) except for such matters as would not reasonably be expected to have a Material Adverse Effect, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, concession, joint venture agreement, partnership agreement, association, contract or other arrangement to which Buyer or Acquisition Co. is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Neither Buyer nor Acquisition Co. are required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in connection with Buyer's and Acquisition Co.'s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         4.4 BROKERS' FEES. Neither Buyer nor Acquisition Co. has any liability or obligations to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                                    ARTICLE 5
                              PRE-CLOSING COVENANTS

         The Parties agree as follows with respect to the period between the date hereof and the Closing Date:

         5.1 GENERAL. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 7).

         5.2 NOTICES AND CONSENTS. Each of the Parties will give any notices to third parties, and will obtain any third party consents, that the other party may request in connection with the matters referred to in Sections 3.5 and 4.3.

         5.3 REGULATORY MATTERS AND APPROVALS. The Parties shall prepare and submit for filing any and all applications, filings, and registrations with, and notifications to, all federal and state Governmental Authorities required on the part of Company or any shareholder or affiliate of Company for the Merger to be consummated as contemplated by this Agreement. Thereafter, all Parties shall pursue all such applications, filings, registrations, and notifications diligently and in good faith, and shall file such supplements, amendments, and additional information in connection therewith as may be reasonably necessary for the Merger to be consummated at the Closing Date.

         5.4 OPERATION OF BUSINESS. Company shall use its best efforts to preserve substantially intact its business organization and present relationships with its customers, suppliers and employees and to maintain all of its insurance currently in effect. Company will not take any action that could reasonably be expected to have an adverse affect on Company or the Merger or the transactions contemplated by this Agreement. Without the prior written consent of Buyer, the Company will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, except as contemplated by this Agreement. Without limiting the generality of the foregoing:

              a. The Company will not sell, lease, transfer, or assign any assets, tangible or intangible, other than for a fair consideration and in the Ordinary Course of Business.

              b. The Company will not enter into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business.

              c. The Company will not accelerate, terminate or cancel any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $5,000 to which the Company is a party or by which it is bound.

              d. The Company will not impose any Security Interest upon any of its assets, tangible or intangible.

              e. The Company will not make any capital expenditure outside the Ordinary Course of Business.

              f. The Company will not make any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business.

              g. Excluding matters relating to the properties under construction listed in EXHIBIT D, the Company, will not issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation involving more than $5,000 in the aggregate.

              h. The Company will not merge with any other company, consolidate or sell or consent to the sale of any of the material assets of the Company or acquire any material assets.

              i. The Company will not authorize or effect any change in its articles of incorporation or bylaws.

              j. The Company will not declare, set aside, or pay any dividend or make any distribution with respect to its capital stock (whether in cash or in kind) or redeem, purchase, or otherwise acquire any of its capital stock.

              k. The Company will not increase the compensation or benefits payable to its employees other than scheduled increases in the Ordinary Course of Business.

              l. The Company will not make any change in its accounting, collection or payment practices.

              m. The Company will not commit or agree to do any of the foregoing.

         5.5 ACCESS TO INFORMATION. Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall afford to the officers, employees, accountants, counsel and other representatives of Buyer, access during normal business hours during the period prior to the Closing Date, to all of the Company's properties, books, contracts, commitments and records for the purpose of updating any review of such items performed prior to the date of this Agreement and, during such period, the Company shall make available all other information concerning its business, properties and personnel as Buyer may reasonably request. It is the intention of the parties that Buyer shall conduct an examination of the Company prior to the Closing Date in order to confirm compliance with the representations, warranties and covenants set forth in this Agreement. All information provided by the Company to Buyer prior to Closing shall be complete and accurate in all material respects. No investigation by Buyer shall affect the representations and warranties set forth herein. The Company will permit representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Company.

         5.6 NOTICE OF DEVELOPMENTS. The Company will give prompt written notice to Buyer of any material adverse development in its business, operations, financial condition or results of operations. The Company shall give prompt written notice to Buyer of any adverse development causing a breach of any of such Company's representations and warranties set forth herein. No disclosure by any Party pursuant to this Section 5.6 shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant, nor shall a decision to close the transactions contemplated hereby be considered a waiver in respect of any such matter.

         5.7 EXCLUSIVITY. In light of the consideration given by its Board of Directors and the Company's shareholders prior to the execution of this Agreement, the Company will not (a) solicit, initiate, or actively encourage the submission of any proposal or offer from any Person relating to the acquisition of any material equity interest in, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Company will notify Buyer immediately if any Person makes any proposal or offer with respect to any of the foregoing.

         5.8 RESTRICTIONS ON TRANSFER. Prior to Closing, the shareholders of the Company shall not sell, transfer, pledge or grant a security interest in, or otherwise dispose of or encumber, any of the Common Stock or any ownership interest in the Company without the prior written consent of Buyer.

         5.9 REVIEW OF MERGER CONSIDERATION CALCULATION. Not less than three (3) business days prior to the Closing Date, the Company shall prepare and deliver to Buyer a schedule setting forth the calculation of the Merger Consideration as set forth on EXHIBIT B, and the Company shall make available to Buyer all supporting documentation. Buyer shall review and approve such schedule and documentation and Buyer may perform any investigation of the Company's books or employees regarding such calculation and documentation, including but not limited to investigations for unlisted disbursements. The Company shall, and shall cause its employees to, fully cooperate in any such investigations.

                                    ARTICLE 6
                             POST-CLOSING COVENANTS

         The Parties agree as follows with respect to the period following the
Closing:

         6.1 GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents including instruments of sale, transfer, conveyance, assignment and delivery and such consents, assurances, powers of attorney and other instruments) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. The Company acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company; provided, that the Company shareholders and their representatives shall have access to such information in a reasonable manner for purposes of tax return preparation.

         6.2 LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with such Party and such Party's counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party.

         6.3 SEVERANCE. As soon as practicable following the Closing Date, Buyer shall cause the Surviving Corporation to pay severance or establish reserves for the terminated employees listed in EXHIBIT E in an amount not to exceed $260,000.00.

                                    ARTICLE 7
                        CONDITIONS TO OBLIGATION TO CLOSE

         7.1 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

              a. The Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by each of them prior to or at the Closing Date. The representations and warranties of the Company set forth in this Agreement shall be accurate at and as of the Closing Date with the same force and effect as though made on and as of the Closing Date except for any changes resulting from activities or transactions which may have taken place after the date hereof and which are permitted or contemplated by the Agreement or to the extent that any such representation and warranty is expressly made as of another specified date and, as to such representation or warranty, the same shall be true as of such specified date.

              b. All statutory requirements for the valid consummation by the Company of the transactions contemplated by this Agreement and the Acquisition shall have been fulfilled and all authorizations, consents and approvals including all of the third-party consents specified in Section 3.5, and those of all federal, state and local governmental agencies and regulatory authorities required to be obtained in order to permit the consummation of the Merger and the transactions contemplated hereby shall have been obtained in form and substance reasonably satisfactory to Buyer. All approvals of the Board of Directors of the Company and the Company shareholders necessary for the consummation of this Agreement, the Acquisition and the transactions contemplated hereby shall have been obtained.

              c. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Buyer to own the capital stock of the Company and to control the Company, or (D) affect adversely the right of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

              d. Each of the following shall be true and complete as of the Closing Date (the "FINANCIAL ASSUMPTIONS"):

                 (i) The Company shall have no past due taxes and no liability for any taxes other than current taxes not yet due or payable which shall be properly accrued on the Closing Balance Sheet.

                 (ii) The Company shall have accrued and recorded all employee benefit costs including, but not limited to, retirement benefits and vacation accruals in the Ordinary Course of Business.

                 (iii) The Company shall not have any obligation accruing after the Closing Date to make any employee benefit plan contributions unless such obligation is reflected as a liability on the Closing Balance Sheet.

                 (iv) No material adverse changes in financial condition or operations of the Company or any site at which the Company operates will have occurred between the date the last Financial Statements are delivered to Buyer and the Closing Date.

              e. The Company shall have delivered to Buyer a certificate to the effect that each of the conditions specified in Sections 7.1(a)-(d) is satisfied in all respects.

              f. The Company shall have delivered to Buyer (i) a copy of the articles of incorporation of the Company certified by an appropriate authority of the jurisdiction of its incorporation, (ii) a copy of the bylaws of the Company certified by the Secretary thereof, (iii) a copy of the resolutions of the Board of Directors of the Company and the shareholders approving the transactions contemplated by this Agreement certified by the Secretary thereof, and (iv) certificates of good standing/existence of the Company certified by the appropriate authority of the jurisdiction issuing such certificate.

              g. Buyer shall be satisfied in all material respects with the results of its due diligence in respect of the Company.

              h. Effective as of the Closing Date, Buyer shall have received the resignations of each director and officer of the Company.

              i. All indebtedness owed to the Company by officers, directors, stockholders or former stockholders of the Company, including that related to former holders of the Series C Convertible Preferred Stock, shall be repaid at or prior to Closing.

              j. The following additional documents shall be delivered at the Closing by the Company:

                 (i) Certain Company shareholders, as determined by the Buyer, shall have duly executed and delivered a Non-Competition Agreement in substantially the form attached as EXHIBIT F hereto.

                 (ii) The stock certificates representing the Common Stock, accompanied by duly executed stock powers, together with any stock transfer stamps for any transfer taxes required to be paid thereon shall be delivered to Buyer.

              k. The Company shall have canceled, terminated, rescinded or otherwise nullified the consulting agreements set forth on EXHIBIT G.

              l. The Company shall have canceled, terminated, rescinded or otherwise nullified all contracts or other agreements providing for the payment of any additional purchase price in the event of an acquisition or other transaction involving the Company, all of such contracts and parties thereto are listed on EXHIBIT H.

              m. The Company shall have canceled, terminated, rescinded or otherwise nullified all contracts, leases, agreements or other commitments regarding the operations of the Company at the former St. Michael Center in Santa Fe, New Mexico.

              n. The State of Minnesota shall have approved the relicensing of all of the Company operations in Minnesota, in substantially their current condition without material change, to Buyer or Surviving Corporation, and Buyer, or Surviving Corporation shall have received such licenses. In the event such licenses have not been received by Buyer, Acquisition Co. or Surviving Corporation prior to Closing, verbal assurances shall have been received from the State of Minnesota that such licenses are forth coming in a manner reasonably acceptable to the Company and Buyer.

              o. Buyer shall have received a written waiver of rent deposit, or mutually agreed upon security agreement, from each Person listed on EXHIBIT I, regarding where a unit lease requires a deposit that has not been made as of the date of this Agreement except to the extent accrued on the Closing Balance Sheet.

              p. Buyer shall have received a letter of acceptance, reasonably satisfactory to Buyer, from each Person currently leasing or renting property to the Company, waiving any change of control provisions in any current contract with the Company where such acceptance is required by such contract.

              q. Buyer shall have received and approved the fall marketing and pricing plan for the Company, which shall be consistent with prior years' plans.

              r. Buyer shall be satisfied that construction and pre-opening activities, including, but not limited to, marketing, proper permitting, equipment purchasing, supplying and staffing, for the Company operations for the McCarran facility in Las Vegas, Nevada, is progressing on a schedule reasonably satisfactory to Buyer and Acquisition Co.

Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

         7.2 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

              a. Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by it prior to or at the Closing Date. The representations and warranties of Buyer set forth in this Agreement shall be accurate in all material respects at and as of the Closing Date with the same force and effect as though made on and as of the Closing Date except for any changes resulting from activities or transactions which may have taken place after the date hereof and which are permitted or contemplated by the Agreement or to the extent that any such representation and warranty is expressly made as of another specified date and, as to such representation or warranty, the same shall be true as of such specified date.

              b. All statutory requirements for the valid consummation by Buyer of the transactions contemplated by this Agreement and the Merger shall have been fulfilled and all authorizations, consents and approvals including all of the third-party consents specified in Section 4.3, and those of all federal, state, local and foreign governmental agencies and regulatory authorities required to be obtained in order to permit the consummation of the Merger and the transactions contemplated hereby shall have been obtained in form and substance reasonably satisfactory to the Company unless such failure shall not have a Material Adverse Effect on the business of Buyer or Acquisition Co. All approvals of the Boards of Directors of Buyer necessary for the consummation of the Merger, this Agreement, and the transactions contemplated hereby shall have been obtained.

              c. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Buyer or Acquisition Co. to own the capital stock of the Company and to control Company, or (D) affect adversely the right of Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

              d. Buyer shall have delivered to the Company a certificate to the effect that each of the conditions specified in Sections 7.2(a)-(c) is satisfied in all respects.

              e. Buyer shall have delivered to the Company (i) a copy of its and Acquisition Co.'s certificate of incorporation and articles of incorporation, respectively, certified by an appropriate authority of their respective jurisdiction of incorporation, (ii) a copy of the bylaws of Buyer and Acquisition Co., respectively, certified by the Secretary of the respective corporation, (iii) certificates of good standing/existence for both Buyer and Acquisition Co. certified by the appropriate authority of the jurisdiction issuing such certificate and (iv) certified copies of resolutions of both Buyer and Acquisition Co.'s respective Board of Directors, and certified copies of resolution of Acquisition Co.'s shareholder, approving the transaction contemplated by this Agreement, certified by the respective Secretary thereof.

The Company may waive any condition specified in this Section 7.2 if they execute a writing so stating at or prior to the Closing.

                                    ARTICLE 8
                                   TERMINATION

         8.1 TERMINATION OF AGREEMENT. The Parties may terminate this Agreement as provided below:

              a. Buyer, on one hand, and the Company, on the other hand, may terminate this Agreement by mutual written consent at any time prior to the Closing;

              b. Buyer may terminate this Agreement by giving written notice to Company at any time prior to the Closing (i) in the event Company has breached when made any representation or warranty, or has breached any covenant contained in this Agreement, Buyer has notified the Company of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before July 31, 1999, by reason of the failure of any condition precedent under Section 7.1 (unless the failure results primarily from Buyer breaching any representation, warranty, or covenant contained in this Agreement); and

              c. The Company may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Company has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or
(ii) if the Closing shall not have occurred on or before July 31, 1999, by reason of the failure of any condition precedent under Section 7.2 (unless the failure results primarily from Company breaching any representation, warranty, or covenant contained in this Agreement).

         8.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 8.1(a), all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party.

                                    ARTICLE 9
                                  MISCELLANEOUS

         9.1 CONFIDENTIALITY. Each Party agrees that it shall, and it shall direct and use its best efforts to cause its officers, directors, shareholders, employees, agents and representatives to, keep the existence of this Agreement, the information obtained by it and its shareholders in the course of due diligence in connection herewith and the terms of the transactions contemplated hereby strictly confidential and to not disclose such matters to any third party without the other Party's prior written consent.

         9.2 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         9.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

         9.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of their rights, interests, or obligations hereunder without the prior written approval of Buyer; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and lenders and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer or Acquisition Co. nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         9.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         9.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, or by expedited courier, next day delivery, and addressed to the intended recipient as set forth below:

         If to Buyer to:                       Copy to:

         LaPetite Academy, Inc.                Davis, Graham & Stubbs LLP
         8717 West 110th Street, Suite 300     370 Seventeenth Street, Suite 4700
         Overland Park, Kansas 66210           Denver, Colorado  80202
         Attention:  James Kahl                Attention:  Jennings J. Newcom
         Telephone:  (913) 345-1250            Telephone:  (303) 892-9400
         Telecopy:   (913) 345-9601            Telecopy:   (303) 893-1379

         If to the Company:                    Copy to:

         James Leidich                         James R. Greupner or Sherri L. Rohlf
         5259 Elk Ridge Road                   Siegel, Brill, Greupner, Duffy & Foster
         Evergreen, Colorado 80439             100 Washington Avenue South
                                               1300 Washington Square
                                               Minneapolis, Minnesota 55401

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to its rules of conflict of laws. Buyer and the Company hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts of the State of Kansas and of any federal court located in the State of Kansas in connection with any actions or proceedings brought against the Company, Buyer or Surviving Corporation, arising out of or relating to this Agreement. In any such action or proceeding, Buyer and the Company hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that service thereof may be made by certified or registered first class mail directed to Buyer and the Company, or the Representative, as the case may be, at their respective addresses in accordance with Section 9.7 hereof.

         9.9 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Company. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         9.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         9.11 CONSTRUCTION. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         9.12 INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, and the Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

         9.13 SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 9.8), in addition to any other remedy to which they may be entitled, at law or in equity.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date and year first above written.


                                    BUYER:


                                               By:   /s/ James Kahl
                                                     ---------------------------
                                               Name: James Kahl
                                                     ---------------------------
                                               Its:  Chairman, CEO & President
                                                     ---------------------------


                                    ACQUISITION CO.


                                               By:   /s/ James Kahl
                                                     ---------------------------
                                               Name: James Kahl
                                                     ---------------------------
                                               Its:  Chairman, CEO & President
                                                     ---------------------------


                                    COMPANY:


                                               By:   /s/ James A. Leidich
                                                     ---------------------------
                                               Name: James A. Leidich
                                                     ---------------------------
                                               Its:  Chairman and CEO
                                                     ---------------------------

                        EXHIBIT B - MERGER CONSIDERATION



For purposes of Section 2.8(b), "Merger Consideration" shall be defined as the sum of:

                 (A)    $12,070,000

         plus    (B)    Net Balance Sheet Adjustment (as defined below)

         plus    (C)    June EBITDA (as defined below)

         plus    (D)    May EBITDA Variance (as defined below)

         plus    (E)    all cash receipts of the Company between May 31, 1999,
                 and the Closing Date for any item not effecting the calculation set forth on Exhibit B(i) or current assets or any liability as of May 31, 1999, including, but not limited to, receipts for sale of assets or return of deposits

         minus   (F)    all cash disbursements by the Company between May 31,
                 1999, and the Closing Date for any item not affecting the calculation set forth on Exhibit B(i) or current assets or any liability as of May 31, 1999, including but not limited to, disbursements for the purchase of fixed assets, payments of deposits, and payments for cancellation of contracts not recorded as liability on the Closing Balance Sheet

         minus   (G)     the amount of interest to be accrued on all
                 interest-bearing debt obligations of the Company between May 31, 1999, and the Closing Date which has not been paid at the Effective Time, and the accrual of other costs that have not been paid which if accrued would not effect EBITDA, including but not limited to any costs or expenses of the Company related to this transaction not yet paid by the Company

         minus   (H)    all Transfer Taxes (as defined below), if any.

The "Net Balance Sheet Adjustment" shall be equal to the difference of:

         (a) the sum of the (i) cash and cash equivalents, (ii) accounts receivable, net, and (iii) prepaid expenses, each as reflected on the Closing Balance Sheet, and

         (b)     the sum of the (i) current liabilities, (ii) deferred rent,
                 (iii) long-term debt, and (iv) other non-current liabilities, if any, (v) subordinated debt, each as reflected on the Closing Balance Sheet.

The "June EBITDA" shall be equal to the product of (a) $145,933 (as calculated on Exhibit B(i)) and (b) the quotient obtained by dividing (i) the number of business days between May 31, 1999, and the Closing Date, by (ii) twenty-two
(22).

The "May EBITDA Variance" shall be equal to the product of:

         (a) the difference between (i) the amount reported on the Closing Income Statement as "earnings before interest, income taxes, depreciation and amortization and consulting" and (ii) the amount of "earnings before interest, income taxes, depreciation and amortization and consulting" which was budgeted for the month of May 1999, as set forth on Exhibit B(ii) and

         (b) the quotient obtained by dividing (i) the number of business days between May 31, 1999, and the Closing Date, by (ii) twenty-two (22).

"Transfer Taxes" shall mean (a) any and all stock transfer or stamp taxes or similar charges required (or which may, in the future be required) by federal, state or local authorities upon, or by virtue of, the cancellation or conversion of Common Stock or Options pursuant to this Agreement, and (b) any and all real or personal property transfer or sales taxes, gains taxes or similar charges (other than taxes or charges based on, or measured by, income) required (or which may, the future, be required) by federal, state or local authorities solely upon, or by virtue of, the cancellation or conversion of Common Stock or Options pursuant to this Agreement. The Company or Buyer shall timely prepare and file all returns and reports with respect to such taxes or charges and shall cause all such taxes or charges due and owing to be paid to the appropriate taxing authorities.

                           EXHIBIT B(i) - June EBITDA


June Budget for Net Income                          72,223

Center Interest                                      1,543
Center Depreciation                                 47,880
Regional Interest                                    1,075
Regional Depreciation                                1,315
Regional Amortization                                3,771
Regional Consulting Fees                            15,685
Corporate Interest                                   1,351
Corporate Depreciation                               1,085

June Budget for EBITDA                             145,933

                     EXHIBIT B(ii) - May EBITDA - Budgeted


May Budget for Net Income          82,339

Center Interest                     1,599
Center Depreciation                47,880
Regional Interest                   1,137
Regional Depreciation               1,315
Regional Amortization               3,771
Regional Consulting Fees           20,003
Corporate Interest                  1,009
Corporate Depreciation              1,085

Budget for EBITDA                 160,138